Exhibit 99.1

Seattle Genetics Reports Third Quarter 2007 Financial Results and

Progress in Advancing Pipeline

— Conference call today at 5:00 p.m. ET —

Bothell, WA — October 23, 2007 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the third quarter and nine months ended September 30, 2007.

“We are aggressively advancing our broad pipeline of antibody-based therapies for cancer by initiating multiple clinical trials of SGN-40, SGN-33 and SGN-35 over the next six months,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We will be announcing promising clinical data on both SGN-33 and SGN-35 in the fourth quarter. With SGN-70 poised to enter clinical trials in 2008, and other preclinical projects demonstrating therapeutic potential, our pipeline continues to expand and provide us with additional product development opportunities.”

Pipeline Progress

SGN-40

•

Seattle Genetics and Genentech, Inc. are planning to initiate during the fourth quarter of 2007 and first quarter of 2008 five phase Ib-IIb clinical trials of SGN-40 in combination with standard regimens for both multiple myeloma and non-Hodgkin’s lymphoma.

•	Enrollment is ongoing in the phase II single-agent clinical trial in diffuse large B-cell lymphoma.

•	Preclinical data on mechanisms of action of SGN-40 will be presented at the AACR-NCI-EORTC meeting this week.

SGN-33

•	Dose-escalation was completed in the phase Ia single-agent clinical trial of SGN-33 in acute myeloid leukemia (AML) and myelodysplastic syndromes (MDS).

•	Based on encouraging phase Ia data, a phase Ib study is currently enrolling AML and MDS patients to further define the single-agent activity of SGN-33.

•

Initiation of two combination studies of SGN-33 is expected by the end of 2007, including a phase IIb study of SGN-33 plus low-dose cytarabine in AML and a phase I study of SGN-33 plus Revlimid® (lenalidomide) in MDS.

•	Phase Ia data were accepted for oral presentation at the American Society of Hematology annual meeting in December 2007.

SGN-35

•	Dose-escalation is ongoing in a phase I clinical trial of SGN-35 for Hodgkin’s disease and other CD30-positive malignancies.

•

To date in the phase I trial, multiple objective responses have been observed at well-tolerated doses. Data will be presented at the 7th International Symposium on Hodgkin Lymphoma in Cologne, Germany in November 2007.

SGN-70

•	Pre-IND activities are on track for initiating clinical trials with SGN-70 in 2008.

Preclinical programs

•

The company is making strong progress with multiple preclinical programs, including SGN-75, an anti-CD70 ADC positioned for future clinical trials, and an anti-CD19 ADC on which data are being presented at the AACR-NCI-EORTC meeting this week.

Financial Results

Revenues in the third quarter of 2007 were $4.6 million, up from $2.4 million in the third quarter of 2006. For the first nine months of 2007, revenues were $14.6 million, compared to $7.4 million for the same period in 2006. Revenues nearly doubled in both periods of 2007 compared to 2006 reflecting amounts earned under the company’s SGN-40 collaboration with Genentech established in January 2007.

Total operating expenses for the third quarter of 2007 were $21.0 million, compared to $12.4 million for the third quarter of 2006. For the first nine months of 2007, total operating expenses were $53.7 million, compared to $36.4 million in the first nine months of 2006. The increases in 2007 were primarily driven by clinical development expenses for SGN-40, for which Seattle Genetics is reimbursed by Genentech under the companies’ worldwide collaboration agreement. Expenses in 2007 also reflect an increase in SGN-33 and SGN-35 clinical trial activities and SGN-33 manufacturing, as well as higher employee costs, principally related to growth in the company’s clinical and development staff. Non-cash stock-based compensation expense for the nine months in 2007 was $5.4 million, compared to $3.2 million for the same period in 2006.

Net loss for the third quarter of 2007 was $14.6 million, or $0.22 per share, compared to $8.6 million, or $0.17 per share, for the same period in 2006. For the nine months ended September 30, 2007, net loss was $34.0 million, or $0.57 per share, compared to $26.0 million, or $0.54 per share, for the same period in 2006.

As of September 30, 2007, Seattle Genetics had $124.2 million in cash and investments, compared to $132.2 million as of June 30, 2007. The company projects that it will end 2007 with more than $120 million in cash and investments.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the News and Investor Information section, or by calling (800) 240-5318 (domestic) or (303) 205-0055. A replay of the discussion will be available beginning at approximately 5:00 p.m. PT today from Seattle Genetics’ website or by calling (800) 405-2236 (domestic) or (303) 590-3000, using passcode 11098968. The telephone replay will be available until 5:00 p.m. PT on October 25, 2007.

About Seattle Genetics

Seattle Genetics is a biotechnology company developing monoclonal antibody-based therapies for the treatment of multiple types of cancer, including lymphoma, multiple myeloma, leukemia and solid tumors. The company has an exclusive worldwide collaboration agreement with Genentech to develop and commercialize SGN-40. Seattle Genetics also has three other proprietary programs in ongoing clinical trials: SGN-33, SGN-35 and SGN-30. In addition, the company has developed proprietary antibody-drug conjugate (ADC) technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, Progenics and MedImmune, as well as an ADC co-development agreement with Agensys. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, generation of clinical data and future pipeline growth. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials and the risks inherent in early stage development of drug products. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston, Corporate Communications

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2007	December 31, 2006
Assets
Current assets
Cash, cash equivalents and short-term investments	$91,927	$82,587
Other current assets	8,208	2,842

Total current assets	100,135	85,429
Property and equipment, net	8,241	7,794
Long-term investments	32,301	3,986
Other non-current assets	668	486

Total assets	$141,345	$97,695

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$8,255	$5,389
Deferred revenue	14,463	3,160

Total current liabilities	22,718	8,549

Deferred rent, net of current portion	421	513
Deferred revenue, net of current portion	53,537	399

Total long-term liabilities	53,958	912

Stockholders’ equity	64,669	88,234

Total liabilities and stockholders’ equity	$141,345	$97,695

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended September 30		Nine months ended September 30,
	2007	2006	2007	2006
Revenues	$4,637	$2,441	$14,584	$7,422
Expenses
Research and development	17,735	9,797	44,719	29,055
General and administrative	3,297	2,619	8,931	7,328

Total operating expenses	21,032	12,416	53,650	36,383

Loss from operations	(16,395)	(9,975)	(39,066)	(28,961)
Investment income, net	1,782	1,326	5,075	2,966

Net loss	$(14,613)	$(8,649)	$(33,991)	$(25,995)

Basic and diluted net loss per share	$(0.22)	$(0.17)	$(0.57)	$(0.54)

Weighted-average shares used in computing basic and diluted net loss per share	65,957	50,997	59,228	47,862